Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-130168 on Form S-8 of our report dated April 14, 2014, relating to the financial statements of New York Global Innovations Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the substantial doubt about its ability to continue as a going concern), appearing in this Annual Report on Form 10-K of New York Global Innovations Inc. for the year ended December 31, 2013.

/s/ Brightman Almagor Zohar & Co.

Brightman Almagor Zohar & Co.,
Certified Public Accountants
A Member of Deloitte Touche Tohmatsu Limited

Tel Aviv, Israel
April 14, 2014